EXHIBIT 10.49

OMNIBUS AMENDMENT TO TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS AWARDS

This Omnibus Amendment to the 2012 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated) (the “Plan”) Restricted Stock Units Terms and Conditions (Performance Vesting) (the “RSU Terms and Conditions”) is effective as of August 2, 2017 (the “Amendment Date”) and applies to all RSU Terms and Conditions issued under the Plan.

1.	The RSU Terms and Conditions are amended, effective as of the Amendment Date, by adding the following section 16 to the end thereof:

16. Section 409A. Notwithstanding anything herein to the contrary, the RSUs are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The RSUs shall be administered, interpreted, and construed in a manner consistent with Section 409A to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B).

Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A, and to the extent all or any part of the RSUs constitute a “nonqualified deferral of compensation” within the meaning of Section 409A and does not qualify for an exemption under Section 409A, any payments under the RSUs due upon a termination of your employment shall be delayed and paid or provided on the earlier of (a) the first day of the seventh month following your “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (b) the date of your death.

2.	In all other respects, the provisions of the RSU Terms and Conditions are hereby ratified and confirmed, and they shall continue in full force and effect.